Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-216817) for United States 12 Month Oil Fund, LP of our report dated February 24, 2017 relating to the statements of financial condition as of December 31, 2016 and 2015 of United States Commodity Funds LLC included in the Form 10-K of United States 12 Month Oil Fund, LP for the year ended December 31, 2016, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BPM LLP
San Francisco, California
April 26, 2017